Exhibit 4.1

RESTATED ARTICLES OF INCORPORATION

WISCONSIN PUBLIC SERVICE CORPORATION

As Effective May 26, 1972
And Amended Through May 31, 1988

The corporation, organized under the laws of the State of Wisconsin and being subject to the provisions of Chapter 180 of the Wisconsin Statutes, hereby amends its Articles of Incorporation, as heretofore amended, in their entirety and as so amended adopts the following Restated Articles of Incorporation of said corporation, which supersede and take the place of its heretofore existing Articles of Incorporation and all amendments thereto:

I.  NAME

The name of the corporation is WISCONSIN PUBLIC SERVICE CORPORATION.

II.  PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, including (without limiting or impairing the generality of the foregoing by the following enumeration), the purchase, production, transmission, delivery and furnishing of heat, light, power, gas, steam and electric current, directly or indirectly, to or for the public or for public purposes and the operation of systems for the rendition of electric, gas and transportation services as a public utility.

III.  AUTHORIZED SHARES

A.           Authorized Number and Classes of Shares

(1)  Designation of Classes, Par Value, and Authorized Number of Each (Amended Effective May 7, 1987)

The aggregate number of shares which the corporation has the authority to issue is Thirty-three Million (33,000,000) shares, divided into two classes consisting of:

(a)  Thirty-two Million (32,000,000) shares designated as "Common Stock," with a par value of Four Dollars ($4) per share; and

(b)  One Million (1,000,000) shares of Preferred Stock, with a par value of One Hundred Dollars ($100) per share, consisting of:

(i) Three Hundred Sixty-Two Thousand (362,000 shares issued and outstanding at May 23, 1972 (for convenience sometimes referred to herein as

"Old Preferred Stock"), of the series designations and in the number of shares for each series as follows:

Designation of Old Series	Shares Outstanding at May 23, 1972

5% Series	132,000
5.04% Series	30,000
5.08% Series	50,000
6.76% Series	150,000; and

    (ii)  Six Hundred Thirty-Eight Thousand (638,000) shares, which are unissued at May 23, 1972 and are issuable thereafter in series (for convenience sometimes referred to herein as "New Preferred Stock"), which authorized number may be increased to the extent that shares of Old Preferred Stock are decreased by cancellation and reclassification as permitted by paragraph C(4) of this Article III.

(2)  All Preferred Stock a Single Class, Issuable In Series

Subject to the particular terms of different series of the Old Preferred Stock which are set forth in Part E of this Article III and to the variations between different series of the New Preferred Stock which shall be fixed and determined hereafter as set forth in Part D of this Article III, all series of the Preferred Stock of the corporation, whenever designated and issued, shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters.  All shares of any one series of the Preferred Stock shall be alike in every particular, and each series thereof shall be distinctively designated by letter or descriptive words or figures.

B.           Common Stock

(1)  Voting Rights

Except as otherwise fixed in our pursuant to this Article III, every holder of the Common Stock of the corporation shall have one vote for each share of Common Stock held and owned by him at every meeting at which, and on all matters on which, the holders of Common Stock shall be entitled to vote and at every election of the Directors, provided that upon accrual of and until divestment of the right of the holders of the Preferred Stock to elect a majority of the Board of Directors as provided in subdivision (b) of paragraph C(6) each share of the Common Stock shall entitle the holder thereof to one-fourth (1/4) of one vote per share as to all matters other than the election of Directors.

(2)  Dividends

The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors subject to any limitations of applicable law of the State of Wisconsin and to the rights of the holders of the Preferred Stock and each series thereof as fixed in or pursuant to this Article III.

(3)  Restrictions on Common Stock Dividends and Acquisitions

So long as any shares of the Preferred Stock of any series are outstanding the corporation shall not pay any dividends on its Common Stock (other than dividends payable in Common Stock) or make any distribution on, or purchase or otherwise acquire for value, any of the shares of its Common Stock (each and all of such actions being hereinafter embraced in the term "payment of Common Stock dividends") except such as shall result in no breach of the following provisions of this paragraph B(3):

(a)  If and so long as the ratio of the capital represented by the Common Stock, including premiums on the Common Stock, of the corporation plus the surplus accounts of the corporation to the total capital and surplus accounts of the corporation at the end of the third calendar month immediately preceding the date of the proposed payment of Common Stock dividends adjusted to reflect the proposed payment of Common Stock dividends (which ratio is hereinafter referred to as the "capitalization ratio") is not less than 25%, the corporation shall make no payment of Common Stock dividends which would reduce such capitalization ratio below 25% except such as shall result in no breach of the following provisions of subdivisions (b) and (c) of this paragraph B(3); the term "surplus accounts" wherever used in this subdivision (a) shall be deemed not to include premiums on preferred stock of any class;

(b)  If and so long as such capitalization ratio is 20% or more, but less than 25%, then the payment of Common Stock dividends, including the proposed payment, during the twelve months' period ending with and including the calendar month of the proposed payment shall not exceed 75% of the net income of the corporation applicable to the Common Stock during the twelve calendar months ending with and including the third calendar month immediately preceding the date of the proposed payment of Common Stock dividends; and

(c)  If and so long as such capitalization ratio is less than 20% then the payment of Common Stock dividends, including the proposed payment, during the twelve months' period ending with and including the calendar month of the proposed payment shall not exceed 50% of the net income of the corporation applicable to the Common Stock during the twelve calendar months ending with and including the third calendar month immediately preceding the date of the proposed payment of Common Stock dividends.

For the purpose of this condition:

(A)  The total capital of the corporation shall be deemed to consist of the aggregate of the principal amount of all outstanding indebtedness of the corporation represented by bonds, notes or other evidences of indebtedness maturing by their terms one year or more from the date of issue thereof and the aggregate amount of stated capital or par value represented by all the capital stock, including premiums on capital stock, of all classes of the corporation;

(B)  Surplus accounts (which shall be deemed to include capital surplus or paid-in surplus) upon which capitalization ratios are computed shall be adjusted to eliminate (i) the amount, if any, of the Maintenance and Depreciation Deficiency calculated as provided in subdivision (E) of this paragraph B(3) and (ii) any amounts on the books of the corporation known or estimated, if not known, to represent the excess, if any, of recorded value over original cost of used and useful utility plant and other property, and any item set forth on the asset side of the balance sheet of the corporation as a result of accounting convention, such as unamortized debt discount and expense, capital stock discount and expense, and the excess, if any, of the aggregate amount payable on involuntary dissolution, liquidation or winding up of the corporation upon all outstanding shares of preferred stock of all classes over the aggregate stated or par value of such shares, unless any such amount or item, as the case may be, is being amortized or is being provided for by a reserve;

(C)  In computing net income of the corporation applicable to the Common Stock of the corporation for any particular twelve months' period for the purpose of this condition, operating expenses, among other things, shall include the greater of (i) the provision for depreciation for such period as recorded on the books of the corporation or (ii) the amount by which 15% of the gross operating revenues of the corporation for such period (calculated in the manner and subject to the deductions provided in subdivision (E) of this paragraph B(3)) exceeds the total of the charges included or reflected in operating expense accounts during such period for ordinary repairs and maintenance;

(D)  If and so long as the corporation shall be obligated under the terms of the Power Purchase Contract dated December 16, 1947 between Consolidated Water Power & Paper Company, Wisconsin Power and Light Company, the corporation, and Wisconsin River Power Company, or any agreement amending, extending or superseding said Power Purchase Contract and containing obligations of similar effect to those provided in Article III of said Power Purchase Contract, (i) there shall be included as outstanding indebtedness of the corporation in all computations pursuant to the foregoing subdivision (A), the portion of all then outstanding bonds of Wisconsin River Power Company represented by the share (which shall be deemed one-third unless changed by amending or superseding agreement or by assignment made to or by the corporation in accordance with Section 8.01 of said Power Purchase Contract) of expenses, charges and requirements of Wisconsin River Power Company required to be paid to Wisconsin River Power Company by the corporation pursuant to the terms of said Power Purchase Contract, and (ii) there shall be included as surplus of the corporation in all computations pursuant to the foregoing subdivision (B) the amount by which the corporation's share (based on proportion of stock ownership) of common capital stock and surplus of Wisconsin River Power Company exceeds the corporation's book cost of stock of Wisconsin River Power Company; and

(E)  The Maintenance and Depreciation Deficiency referred to in the foregoing subdivision (B) shall be the amount, if any, by which the aggregate of the charges included or reflected in operating expense accounts for the entire period from November 1, 1947 to the end of the third calendar month immediately preceding the date of the proposed payment of Common Stock dividends for ordinary repairs and maintenance and of the appropriations from income and/or earned surplus during such period for reserves for renewals, replacements, retirements or depreciation of its plants and property shall have been less than fifteen percent (15%) of the gross operating revenues of the corporation (including therein all revenues derived from the operation of physical property owned or operated by the corporation and all rentals received by the corporation from property subject to the lien of the indentures securing the mortgage bonds of the corporation) during such period after the deduction from such gross operating revenues of an amount equal to the cost to the corporation of electric current and/or gas purchased and resold and rentals paid for electric, and/or gas, generating, transmitting and/or distributing properties leased (including leased water power property) included or reflected in its operating expense accounts during such period.

C.           Preferred Stock Preferences and Provisions Common to All Series

The provisions of this Part C shall apply to all series and shares of Preferred Stock (both Old Preferred Stock and New Preferred Stock), except as may be otherwise provided in respect to any one or more series of New Preferred Stock as provided in paragraphs C(10) or C(11).

(1) Dividends

The holders of Preferred Stock of each series shall be entitled to receive cumulative dividends thereon, when and as declared, payable quarterly on the 1st days of February, May, August and November in each year, at the applicable rate for each series of Old Preferred Stock specified in Part E of this Article III and for each series of New Preferred Stock as may be determined therefor by the Board of Directors prior to the issuance of each series thereof respectively, out of any assets lawfully available therefor, before any dividends are paid upon the Common Stock.  No dividends shall be paid upon the Common Stock at any time until all such cumulative dividends on the Preferred Stock for all past quarterly dividend periods shall have been previously paid or funds for the payment thereof (without interest) set apart therefor.  In the case of all shares of each issue of each series of Preferred Stock, the dividends shall be cumulative from the quarter yearly dividend payment date next preceding the date of issue of such shares unless issued on a dividend payment date, in which event the dividends shall accumulate from such dividend payment date; provided, however, that in the case of any series of Preferred Stock created after May 28, 1968, the Board of Directors in their discretion (a) may fix the date of first original issue of shares of such series as the date from which dividends shall accumulate, and (b) if the date of first original issue is within 30 days preceding a regular dividend payment date, may provide that the accumulated dividend otherwise payable on such regular dividend payment date shall be payable only at the time of payment of the dividend for the next quarterly period.  Deferral for one calendar quarter of the payment of the initial dividend under the circumstances provided in the foregoing clause (b) shall not be deemed to be a default in the payment of dividends for any purpose.

(2) Liquidation, Dissolution or Winding Up

In case of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of each series of the Preferred Stock shall be entitled to receive out of any assets of the corporation lawfully available therefor, in money or money's worth, the applicable amounts specified pursuant to paragraph D(l) with respect to series of New Preferred Stock, and the applicable amount specified in Part E of this Article III with respect to Old Preferred Stock, before any of such assets shall be paid or distributed to holders of Common Stock; and if the assets of the corporation shall be insufficient to pay the holders of all of the Preferred Stock then outstanding the entire amounts to which they may be entitled, the holders of each outstanding series of the Preferred Stock shall share ratably in such assets in proportion to the amounts which would be payable with respect to such series if all amounts payable thereon were paid in full.  The consolidation or merger of the corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the corporation, in pursuance of the laws of the State of Wisconsin and of any other applicable state providing for consolidation or merger, shall not be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of the foregoing provisions of this paragraph C(2).

(3)  Denial of Other Participation

The holders of the Preferred Stock shall not be entitled to participate in any distribution of the profits, assets or capital of the Company, either in money, property or stock, except as provided in or pursuant to this Article III.

(4)  Reclassification

Any shares of Preferred Stock at any time redeemed, purchased or held in treasury, which have been restored upon cancellation to the status of authorized but unissued shares, may, in the discretion of the Board of Directors, be reclassified into authorized but unissued shares of Preferred Stock of any other series thereof, or into authorized but unissued shares of Preferred Stock undesignated as to series.

(5)   Purchases of Outstanding Preferred Stock

The corporation shall have the right at any time to purchase Preferred Stock in the open market at prices not exceeding those fixed for redemption, and to either cancel or resell the same; provided, however, that the corporation shall not redeem less than all, nor purchase any, shares of Preferred Stock during the existence of any default in the payment of dividends on the Preferred Stock.

(6)  Voting Rights of Preferred Stock

Except as otherwise provided in or pursuant to this Article III or by mandatory requirement of applicable law of the State of Wisconsin, the holders of the Preferred Stock shall have no voting power.

(a)  Ordinary Voting Rights After Dividend Defaults.  Upon accrual of and until divestment of the right of the holders of the Preferred Stock to elect a majority of the Board of Directors as provided in subdivision (b) below, each share of the Preferred Stock shall entitle the holder thereof to one vote per share as to all matters other than the election of Directors.

(b)  Election of Directors After Dividend Defaults.  If and when the corporation is in default in the payment of dividends payable on any of the Preferred Stock at the time outstanding (herein called "dividend defaults") in an amount equal to four (4) full quarterly dividends thereon, thereupon until all dividend defaults shall have been made good, the holders of the Preferred Stock, voting separately as a class, shall be entitled to elect the smallest number of Directors necessary to constitute a majority of the full Board of Directors as then constituted, and the holders of the Common Stock, voting separately as a class, shall be entitled to elect the remaining Directors.  Upon accrual of said rights of the Preferred Stock, a meeting of the holders of the Preferred Stock and the holders of the Common Stock for the election of Directors shall be called by the President or Secretary of the corporation, and held upon notice promptly given as provided in the By-Laws for a special meeting.  If within fifteen (15) days after the accrual of said right of the Preferred Stock, the President or the Secretary shall fail to call such meeting, then such meeting shall be held upon call by any holder or holders of the Preferred Stock, after filing with the corporation a notice of his or their intention to do so, and upon notice given by said shareholders similar to that provided in the By-Laws for a special meeting.  The terms of office of all persons who may be Directors of the corporation at the time shall terminate on the election of a majority of the Board of Directors by the holders of the Preferred Stock, whether or not the holders of the Common Stock shall at the time of such termination have elected the remaining Directors; and thereafter, during the continuance of said right of the Preferred Stock, the holders of the Preferred Stock, voting separately as a class, shall be entitled to elect a majority of the Board of Directors and the holders of the Common Stock, voting separately as a class, shall be entitled to elect the remaining Directors; and all Directors so elected, whether at such special meeting or any adjournment thereof or at any subsequent annual meeting for the election of Directors held during the continuance of said right, shall hold office until the next succeeding annual election and until their respective successors elected by the holders of the Preferred Stock voting separately as a class and by the holders of the Common Stock voting separately as a class are elected and qualified, unless their terms of office shall be sooner terminated as hereinafter provided.  If and when all dividend defaults are made good (and such defaults shall be made good out of any funds legally available therefor as soon as reasonably practicable), the Preferred Stock shall thereupon be divested of the aforesaid right to elect a majority of the Board of Directors (but subject always to the revesting of such right in the Preferred Stock if and when this subdivision shall again become applicable), and the terms of office of the Directors elected by the holders of the Preferred Stock shall terminate forthwith upon the election of their successors.  The election of such successors may take place either at a special meeting of the shareholders called by the President or Secretary as aforesaid for such purpose or at an adjournment thereof, or at the next succeeding annual election or adjournment thereof.  If, within fifteen (15) days after the divestment of the aforesaid right of the Preferred Stock, the President or Secretary shall fail to call such meeting, then such meeting shall be held upon call by any holder or holders of Common Stock after filing with the corporation a notice of his or their intention to do so and upon notice given by said shareholders similar to that provided in the By-Laws for a special meeting.  For the purposes of this paragraph a dividend default shall be deemed to have been made good when the dividend with respect to which the default exists has been either paid or declared and funds set aside.

(c)  Quorum Requirements.  At the first meeting for the election of Directors after any accrual of the right of the Preferred Stock to elect a majority of the Board of Directors as provided in subdivision (b) of this paragraph C(6), and at any subsequent annual meeting for the election of Directors held during the continuance of said right, the presence in person or by proxy of the holders of record of a majority of all outstanding Preferred Stock, shall be necessary to constitute a quorum for the election of the Directors whom the holders of the Preferred Stock are entitled to elect, and the presence in person or by proxy of the holders of record of a majority of all outstanding Common Stock shall be necessary to constitute a quorum for the election of the Directors whom the holders of the Common Stock are entitled to elect.  If at any such meeting there shall not be such a quorum of the holders of the Preferred Stock, the meeting shall be adjourned from time to time without notice other than an announcement at the meeting until such a quorum shall have been obtained; provided that if such quorum shall not have been obtained within ninety (90) days from the date of such meeting as originally called (or, in the case of any annual meeting held during the continuance of said right, from the date fixed for such annual meeting) the presence in person or by proxy of the holders of record of one-third of all outstanding Preferred Stock shall then be sufficient to constitute a quorum for the election of the Directors whom the holders of the Preferred Stock are then entitled to elect.  The absence of a quorum of the holders of stock of either class shall not prevent or invalidate the election by the other class of shareholders of the Directors whom they are entitled to elect, if the necessary quorum of the shareholders of such other class is present in person or represented by proxy at any such meeting or adjournment thereof; provided, however, that at the first meeting for the election of Directors after any accrual of the right of the Preferred Stock to elect a majority of the Board of Directors, the absence of a quorum of the holders of the Preferred Stock shall prevent the election of Directors by the holders of the Common Stock, until a quorum of the holders of the Preferred Stock shall be obtained.

(d)  Filling Vacancies.  Whenever  the  holders  of  the  Preferred  Stock  are entitled to elect a majority of the  Board  of  Directors,  and  a  vacancy  occurs among the Directors elected by or  on  behalf  of  the  holders  of  the  Preferred Stock, the Board of Directors shall fill any such vacancy by electing the candidate nominated by a majority of the remaining Directors elected by or on behalf of the holders of the Preferred Stock.  The Board of Directors shall fill any vacancy occurring among the other Directors at any such time by electing the candidate nominated by a majority of the remaining Directors elected by or on behalf of the holders of the Common Stock.

(7)  Voting Rights on Certain Changes In Authorized Shares

So long as any shares of the Preferred Stock of any series are outstanding the corporation shall not without the affirmative vote of the holders of record of two-thirds of the total number of the shares of the Preferred Stock of all series then outstanding:

(a)  Amend, alter, change or repeal any of the express terms of Preferred Stock or of any shares of the Preferred Stock then outstanding in a manner prejudicial to the holders thereof; provided, however, that if any such amendment, alteration, change or repeal shall be prejudicial to the holders of one or more but not all of the series of the Preferred Stock at the time outstanding, only such consent of the holders of two-thirds of the total number of shares of all series so affected shall be required.

(b)  Create or authorize any class of stock ranking prior to the Preferred Stock, or create or authorize any obligation or security convertible into shares of stock of any such class.

(c)  Create or authorize any class of stock (other than a series of the Preferred Stock) ranking on a parity with the Preferred Stock or create or authorize any obligation or security convertible into shares of stock of any such class.

(8)  Special Voting Rights on Certain Additional Issues and Merger or Consolidation

So long as any shares of the Preferred Stock of any series are outstanding the corporation shall not without the affirmative vote of the holders of record of a majority of the total number of shares of Preferred Stock of all series then outstanding:

(a)  Issue any additional shares of any series of the Preferred Stock (including the reissue, resale or other disposition of redeemed or reacquired shares of Preferred Stock, whether or not cancelled or retired prior to reissue, resale or other disposition), unless the net earnings of the corporation applicable to the payment of dividends on the Preferred Stock for any twelve (12) consecutive calendar months within the fifteen (15) calendar months immediately preceding the first day of the calendar month within which such additional shares of stock shall be issued, shall have been at least twice the dividend requirements for a twelve (12) months' period upon the entire amount of the Preferred Stock to be outstanding immediately after the issue of such additional shares.

(b)  Merge or consolidate with or into any corporation unless such merger or consolidation or the issuance or assumption of all securities to be issued or assumed in connection therewith shall have been ordered, approved or permitted by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, or by the Federal Power commission under the Federal Power Act, or by any successor commission or regulatory authority of the United States of America having jurisdiction in the premises; provided that the provisions of this subdivision (b) shall not apply to a purchase or other acquisition by the corporation of the franchises or assets of another company or otherwise apply in any manner which does not involve a merger or consolidation.

(9)  Special Voting Rights on incurring Certain Unsecured Indebtedness

So long as any shares of the Preferred Stock of any series are outstanding the corporation shall not without the affirmative vote of the holders of record of a majority of the total number of shares of Preferred Stock present in person or by proxy at a meeting duly called for the purpose:

Issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness for any purpose other than (1) the refunding of outstanding unsecured securities theretofore issued or assumed by the corporation or (2) the redemption or other retirement of outstanding shares of one or more series of the Preferred Stock, if, immediately after such issue or assumption the total principal amount of all unsecured notes, debentures or other unsecured securities representing unsecured indebtedness issued or assumed by the corporation and then outstanding (including unsecured securities then to be issued or assumed but excluding unsecured securities theretofore so consented to by the holders of Preferred Stock) will exceed twenty percent (20%) of the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the corporation and then to be outstanding and the capital and surplus of the corporation as then to be stated on the books of account of the corporation.

For the purpose of the foregoing subparagraph the presence in person or by proxy of the holders of record of a majority of all outstanding Preferred Stock shall be necessary to constitute a quorum; provided that if such quorum shall not have been obtained at such meeting or any adjournment thereof within thirty (30) days of the date of such meeting as originally called the presence in person or by proxy of the holders of record of one-third of all outstanding Preferred Stock shall constitute a quorum; provided further that in the absence of a quorum such meeting or any adjournment thereof may be adjourned from time to time by an officer of the corporation who shall have called the meeting without notice other than announcement at the meeting.

(10)  Permitted Denial or Limitation of Voting Rights of Series of New Preferred Stock

Any or all of the voting rights provided under paragraphs C(6), C(8) and C(9) may be denied or limited in respect to the shares of any one or more series of the New Preferred Stock, and the shares of any such series may thereafter be disregarded or given limited effect in any computation of the requisite quorum or the requisite affirmative vote of shares of Preferred Stock, to the extent or upon the conditions so provided in the resolution or resolutions of the Board of Directors creating such series.

(11)  Redemption Procedure

The following provisions of this paragraph C(11) shall be applicable to all redemptions of shares of Old Preferred Stock and, unless and to the extent that the Board of Directors shall otherwise determine in respect to any one or more series of New Preferred Stock, shall also be applicable to redemptions of shares of each series of New Preferred Stock which shall be redeemable by its terms:

(a)  The Preferred Stock, or the whole or any part of any series thereof, to be selected by the Board of Directors, shall be subject to redemption at the option of the corporation at the respective dates and redemption prices, and upon the conditions as specified in Part E of this Article III in respect to each series of the Old Preferred Stock or as specified by the Board of Directors pursuant to paragraph D(l) in respect to each series of the New Preferred Stock.  If less than all the shares of a series shall be redeemed, the shares of such series so to be redeemed shall be selected by lot in any fair and customary manner as the Board of Directors may direct.

(b)  Notice of every such redemption shall be given by publication at least once in each of two (2) calendar weeks in a daily newspaper of general circulation published in the City of Milwaukee, Wisconsin, the first such publication to be at least thirty (30) days prior to the date fixed for redemption.  Notice of every such redemption shall also be mailed to the holders of the shares to be redeemed, at their respective addresses as the same shall appear on the books of the corporation, at least thirty (30) days prior to the date fixed for redemption, but failure to mail such notice or any defect in such notice or in the mailing thereof shall not affect the validity of the redemption or the proceedings for the redemption of any shares of the Preferred Stock so to be redeemed.

(c)  Upon the giving of such notice by publication, the shares to be redeemed shall be entitled to no dividends beyond those accumulated and unpaid at the date fixed for redemption, and shall not be transferrable on the books of the corporation except to the corporation, and after the date fixed for redemption all such shares shall no longer be deemed to be outstanding, and the holders of such shares shall have no right in or in respect to the corporation other than the right to receive the redemption price and dividends accumulated and unpaid to the date fixed for such redemption, without interest, upon surrender of the certificate or certificates for such shares; provided, however, that after giving notice by publication of any such redemption as aforesaid or after giving to the bank or trust company hereinafter referred to irrevocable authorization to give or complete such notice by publication, the corporation, prior to the redemption date specified in such notice, may deposit funds for such redemption, in trust for the account of the holders of the Preferred Stock to be redeemed, with a bank or trust company organized under the laws of the United States of America or the State of Wisconsin doing business in Wisconsin, and having capital, surplus and undivided profits aggregating at least One Million Dollars ($1,000,000) designated in such notice of redemption, and thereupon all shares of the Preferred Stock with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, and the holders of such shares forthwith upon such deposit shall have no right in or in respect to the corporation, other than the right to receive out of or from said deposit the redemption price and dividends accumulated and unpaid to the date fixed for such redemption, without interest, upon surrender of the certificate or certificates for such shares.

D.  New Preferred Stock

(1)  Series of New Preferred Stock

The Board of Directors shall have authority, by resolution or resolutions, to divide the New Preferred Stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter, may be increased except when otherwise provided by the Board of Directors in creating such series, or may be decreased but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Wisconsin or as otherwise set forth in this Article III, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance thereof, and particularly with respect to:

(a)  The rate of dividend and the initial original issue date or other date from which such dividends shall be cumulative;

(b)  The price or prices at, the period or periods within, and the terms and conditions on, which shares may or shall be redeemed;

(c)  The amounts payable upon shares in the event of voluntary liquidation or of involuntary liquidation;

(d)  The terms of the sinking fund provisions or redemption or purchase account, if any, for the redemption or purchase of shares;

(e)  The terms and conditions on which shares may be converted into shares of Common Stock, or of authorized shares of any other class or series, if the shares of any series are issued with the privilege of conversion; and

(f)  Whether or not shares shall have voting rights, and the terms and conditions upon which any voting rights may be exercised.

(2)  Incorporation, Exclusion or Limitation of Terms by Reference

The Board of Directors, in fixing and determining any terms of any series of New Preferred Stock as permitted under paragraph D(l), may incorporate by specific reference (with or without any permissible variations, exclusions or limitations then determined by the Board of Directors) any or all of the terms set forth in this Article III or set forth in any other resolution fixing the terms of the same or another series of New Preferred Stock, provided that such other resolution has been duly filed and recorded so as to constitute an amendment to the Articles of Incorporation of this corporation.

(3)  Terms of New Series Deemed an Addition to This Part D

Upon completion of any filing and recording of a resolution of the Board of Directors adopted pursuant to paragraph D(l), which may be required in order that the same shall constitute an amendment to these Articles of Incorporation, the terms of the new series as set forth therein shall be deemed to become an appropriately numbered additional paragraph to this Part D, and may be so certified by any officer of this corporation or by any public official whose duty it may be to certify copies of these Restated Articles of Incorporation or amendments thereto.

(4)  Variable Terms of 7.72% Series (Effective August 30, 1972)

(a)  The number of authorized shares of the Preferred Stock, 7.72% Series, is One Hundred Fifty Thousand (150,000) shares.

(b)  The dividend rate applicable to the Preferred Stock, 7.72% Series, shall be seven and seventy-two one-hundredths percent (7.72%) per annum, and the date from which such dividends shall be cumulative shall be the date of first original issue of shares of the 7.72% Series.

(c)  The Preferred Stock, 7.72% Series, shall be redeemable, in whole or in part, on any date, in the manner provided in paragraph C(11), at a redemption price equal to the par value thereof and the amount of dividends accumulated and unpaid thereon at the date of redemption and a redemption premium per share as follows: $8.00 if redeemed prior to November 1, 1977; $6.00 if redeemed on or after November 1, 1977, and prior to November 1, 1982; $3.00 if redeemed on or after November 1, 1982, and prior to November 1, 1985; and $1.00 if redeemed on or after November 1, 1985; provided, however, that the shares of the 7.72% Series shall not be redeemable prior to November 1, 1977 from the proceeds of any refunding of shares of the 7.72% Series through the incurring of debt, or through the issuance of any preferred stock of this corporation, whether now or hereafter authorized, ranking equally with or prior to the shares of the 7.72% Series as to dividends or on liquidation, if such debt has an effective interest cost or such preferred stock has an effective dividend cost to this corporation of less than 7.81% (effective interest cost and effective dividend cost to be determined in each case in accordance with accepted financial practice).

(d)  The preferential amount payable with respect to shares of the Preferred Stock, 7.72% Series, in the event of voluntary liquidation, dissolution or winding up, as generally provided in paragraph C(2), shall be an amount equal to the redemption price applicable at the date of distribution, as set forth in the preceding subdivision (c); and the preferential amount payable with respect to shares of the Preferred Stock, 7.72%

Series, in the event of involuntary liquidation, dissolution or winding up, as generally provided in paragraph C(2), shall be an amount equal to the par value thereof and accumulated unpaid dividends (whether or not earned or declared) to the date of distribution, and without premium.

(e)  No sinking fund or redemption or purchase account, and no privilege of conversion, is established hereby in respect to the shares of the Preferred Stock, 7.72% Series.

(f)  The shares of Preferred Stock, 7.72% Series, shall have the same voting rights, and shall be subject to the same limitations of voting rights, as are set forth in paragraphs (6), (7), (8) and (9) of Part C of this Article III, which paragraphs are hereby incorporated herein by reference.

(5)  Variable Terms of 10.50% Series (Effective December 11, 1974)

(a)  The number of authorized shares of the Preferred Stock, 10.50% Series, is One Hundred Fifty Thousand (150,000) shares.

(b)  The dividend rate applicable to the Preferred Stock, 10.50% Series, shall be ten and fifty one-hundredths percent (10.50%) per annum, and the date from which such dividends shall be cumulative shall be: The date of first original issue of shares of the 10.50% Series in the case of shares originally issued on such date; February 1, 1975 in the case of shares originally issued on or after February 1, 1975 and prior to May 1, 1975; and May 1, 1975 in the case of shares originally issued on or after May 1, 1975.

(c)  The Preferred Stock, 10.50% Series, shall be redeemable (other than through the operation of the sinking fund), in whole or in part, on any date, in the manner provided in paragraph C(11), at a regular redemption price equal to the sum of the par value thereof, the amount of dividends accumulated and unpaid thereon at the date of redemption and a regular redemption premium per share as follows: $15.00 if redeemed prior to November 1, 1984; $6.00 if redeemed on or after November 1, 1984, and prior to November 1, 1989; and $1.00 if redeemed on or after November 1, 1989; provided, however, that the shares of the 10.50% Series shall not be redeemable prior to November 1, 1979 from the proceeds of any refunding of shares of the 10.50% Series through the incurring of debt, or through the issuance of any preferred stock of this corporation, whether now or hereafter authorized, ranking equally with or prior to the shares of the 10.50% Series as to dividends or on liquidation, if such debt has an effective interest cost or such preferred stock has an effective dividend cost to this corporation of less than 10.62% (effective interest cost and effective dividend cost to be determined in each case in accordance with accepted financial practice).

(d)  The preferential amount payable with respect to shares of the Preferred Stock, 10.50% Series in the event of voluntary liquidation, dissolution or winding up, as generally provided in paragraph C(2), shall be an amount equal to the regular redemption price applicable at the date of distribution, as set forth in subdivision (c) above; and the preferential amount payable with respect to shares of the Preferred Stock, 10.50% Series, in the event of involuntary liquidation, dissolution or winding up, as generally provided in paragraph C(2), shall be an amount equal to the par value thereof and accumulated unpaid dividends (whether or not earned or declared) to the date of distribution, and without premium.

(e)       (i) As a sinking fund, the corporation will redeem on November 1 of each year, beginning with 1979, not less than 7,500 shares (mandatory) or more than 15,000 shares of the 10.50% Series, at a sinking fund redemption price equal to the sum of the par value thereof and the amount of dividends accumulated and unpaid thereon at the date of redemption, and without premium.  The option to redeem in excess of 7,500 shares of the Series at the sinking fund redemption price on any November 1 will not be cumulative.

(ii)  Upon any redemption of shares of the 10.50% Series pursuant to this subdivision (e), the following shall be deemed substituted for subparagraph C(11)(b):

Notice of every such redemption shall be mailed to the holders of the shares intended to be redeemed, at their respective addresses as the same shall appear on the books of the corporation, at least thirty (30) days prior to the date fixed for redemption, but failure to mail such notice or any defect in such notice or in the mailing thereof as to less than all of the shares intended to be redeemed shall not affect the validity of the redemption or the proceedings for the redemption of any other shares of the Preferred Stock so to be redeemed.  The reference to "notice by publication" in subparagraph C(11)(c) shall be deemed to refer to "notice by mailing." An affidavit of mailing by the Secretary or any Assistant Secretary of the corporation or by an officer of any bank or trust company shall be conclusive that such notice by mailing was given.

(iii)  Shares of the 10.50% Series acquired or redeemed by the corporation otherwise than pursuant to this subdivision (e) may, at the option of the corporation, be credited against subsequent mandatory sinking fund requirements.

(iv)  If the corporation shall be prevented, because of statutory or regulatory restriction or the provisions of paragraph C(5) of Article III of its Articles of Incorporation or for any other reason sufficient in law, from acquiring or redeeming the number of shares of the 10.50% Series which in the absence of such restriction or reason it would be required to acquire or redeem, the deficit shall be made good no later than the first succeeding November 1 at which the corporation shall not be prevented by such restriction or reason from acquiring or redeeming shares of the 10.50% Series.  Failure to make a mandatory sinking fund redemption because of any such restriction or reason shall not impair any power of the corporation to purchase, redeem or otherwise acquire for value, or pay dividends on, any class of its shares.

(v)  Whenever the corporation shall be in arrears in the mandatory sinking fund requirement, otherwise than because of a restriction or reason for which provision is made under (iv) above, and shall fail to remedy such arrears by a sufficient redemption made or credit taken within sixty (60) days after it has knowledge of such arrears, the corporation shall not, after the expiration of such sixty-day period, purchase, redeem or otherwise acquire for value, or pay dividends on, any stock subordinate to the Preferred Stock, until such arrears shall have been satisfied in full.  For this purpose only, a mandatory sinking fund redemption may be made on a date other than November 1, but otherwise shall be at the sinking fund redemption price and upon notice by mailing as provided in (i) and (ii) above.

(vi)  Shares of the 10.50% Series redeemed, or for which credit is taken, under the provisions of this subparagraph (e) shall be deemed immediately cancelled and shall not be reissued as shares of the 10.50% Series, but may be reclassified into authorized but unissued shares of Preferred Stock undesignated as to series or into shares of any other series hereafter created.  The Board of Directors shall not hereafter enlarge the authorized number of shares of the 10.50% Series.

(f)  No privilege of conversion is established hereby in respect to the shares of the Preferred Stock, 10.50% Series.

(g)  The shares of Preferred Stock, 10.50% Series, shall have the same voting rights, and shall be subject to the same limitations of voting rights, as are set forth in paragraphs (6), (7), (8) and (9) of Part C of this Article III, which paragraphs are hereby incorporated herein by reference.

E.           Old Preferred Stock

(1)  Fixed Liquidation Preferences -- All Old Preferred Stock

The preferential amount payable with respect to all shares of Old Preferred Stock in case of voluntary or involuntary liquidation, dissolution or winding up, as generally provided in paragraph C(2), shall be an amount equal to the par value thereof and accumulated unpaid dividends (whether or not earned or declared) to the date of distribution, and without premium.

(2)  Other Variable Terms of 5% Series

(a) The number of authorized shares of the Preferred Stock, 5% Series, is One Hundred Thirty-Two Thousand (132,000) shares.

(b) The dividend rate applicable to the Preferred Stock, 5% Series, shall be five percent (5%) per annum.

(c)  The Preferred Stock, 5% Series, shall be redeemable, in whole or in part, on any date, in the manner provided in paragraph C(11), at a redemption price equal to the par value thereof and the amount of dividends accumulated and unpaid thereon at the date of redemption, and a redemption premium of $7.50 per share.

(3)  Other Variable Terms of 5.04% Series

(a)  The number of authorized shares of the Preferred Stock, 5.04% Series, is Thirty Thousand (30,000) shares.

(b)  The dividend rate applicable to the Preferred Stock, 5.04% Series, shall be five and four one-hundredths percent (5.04%) per annum.

(c)  The Preferred Stock, 5.04% Series, shall be redeemable, in whole or in part, on any date, in the manner provided in paragraph C(1l), at a redemption price equal to the par value thereof and the amount of dividends accumulated and unpaid thereon at the date of redemption, and a redemption premium of $2.81 per share.

(4)  Other Variable Terms of 5.08% Series

(a)  The number of authorized shares of the Preferred Stock, 5.08% Series, is Fifty Thousand (50,000) shares.

(b)  The dividend rate applicable to the Preferred Stock, 5.08% Series, shall be five and eight one-hundredths percent (5.08%) per annum.

(c)  The Preferred Stock, 5.08% Series, shall be redeemable, in whole or in part, on any date, in the manner provided in paragraph C(11), at a redemption price equal to the par value thereof and the amount of dividends accumulated and unpaid thereon at the date of redemption, and a redemption premium per share as follows: $2.00 if redeemed before November 1, 1973; and $1.00 if redeemed on or after November 1, 1973.

(5)  Other Variable Terms of 6.76% Series

(a)  The number of authorized shares of the Preferred Stock, 6.76% Series, is One Hundred Fifty Thousand (150,000) shares.

(b)  The dividend rate applicable to the Preferred Stock, 6.76% Series, shall be six and seventy-six one-hundredths percent (6.76%) per annum.

(c)  The Preferred Stock, 6.76% Series, shall be redeemable, in whole or in part, on any date, in the manner provided in paragraph C(ll), at a redemption price equal to the par value thereof and the amount of dividends accumulated and unpaid thereon at the date of redemption, and a redemption premium per share as follows: $8.42 if redeemed prior to November 1, 1973; $6.73 if redeemed on or after November 1, 1973, and prior to November 1, 1978; $5.04 if redeemed on or after November 1, 1978, and prior to November 1, 1983; and $3.35 if redeemed on or after November 1, 1983; provided, however, that the shares of the 6.76% Series shall not be redeemable prior to November 1, 1973 from the proceeds of any refunding of shares of the 6.76% Series through the incurring of debt, or through the issuance of any preferred stock of this corporation, whether now or hereafter authorized, ranking equally with or prior to the shares of the 6.76% Series as to dividends or on liquidation, if such debt has an effective interest cost or such preferred stock has an effective dividend cost to this corporation of less than the effective dividend cost to this corporation of shares of the 6.76% Series (effective interest cost and effective dividend cost to be determined in each case in accordance with accepted financial practice).

F.           Preemptive Rights

No holder of shares of any class of stock of this corporation shall have any preemptive right or other right to subscribe for, purchase or receive any stock or securities convertible into stock of this corporation which may be authorized, issued or acquired from time to time hereafter; and the Board of Directors, as and when it may deem advisable, may dispose of all or any portion of such stock or securities convertible into stock, free from any such right, for money or other lawful consideration, whether by sale, exchange, offering to shareholders, or any other lawful means.  The provisions of this Part F shall not impair any conversion right of any such convertible securities or any other right authorized by the Board of Directors to purchase or exchange, or to receive any distribution of, any securities of the corporation.

G.           Requisite Votes on Amendments to Articles, Merger and Consolidation

(1)  Amendments to Articles of Incorporation

Subject to any applicable voting rights of the holders of Preferred Stock or any series thereof pursuant to the provisions of paragraphs C(6)(a), C(7) or D(l), or mandatory provision of law, the requisite affirmative vote for adoption of amendments to the Articles of Incorporation of the corporation is the affirmative vote of the holders of two-thirds of all shares of Common Stock then outstanding and entitled to vote.

(2)  Merger or Consolidation

Subject to any applicable voting rights of the holders of Preferred Stock or any series thereof pursuant to the provisions of paragraphs C(6)(a), C(8)(b) or D(l), or mandatory provision of law, the requisite affirmative vote for approval of any plan of merger or consolidation of the corporation with or into any other corporation, or for authorization of the sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation, is the affirmative vote of the holders of two-thirds of all shares of Common Stock then outstanding and entitled to vote; provided, that no vote of the shareholders shall be required for the merger into the corporation of a company if at least ninety percent (90%) of such company's outstanding shares of each class are owned by the corporation prior to the merger.

(3)  No Election to Reduce Requisite Vote In Effect Under 1969 Wisconsin Statutes

The adoption of these Restated Articles of Incorporation is not intended and shall not be construed as an election of any smaller affirmative voting requirements in respect to amendments to the Articles of Incorporation of this corporation or in respect to merger or consolidation, than the affirmative voting requirements in effect at December 31, 1970 under the provisions of the Wisconsin Business Corporation Law, Chapter 180 of the 1969 Wisconsin Statutes, except as permitted in the proviso to paragraph G(2).

IV.  QUORUM

Except as otherwise provided by law or in or pursuant to the provisions of Article III, the holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.  If, for any reason, such quorum shall not be represented at any meeting, the meeting may be adjourned from time to time by the shareholders represented at such meeting.  At any adjourned meeting at which the requisite amount of shares shall be present in person or by proxy, any business may be transacted which might have been transacted at the meeting as originally called.

V.  CLASSIFICATION OF DIRECTORS

The general powers, number and classification of Directors shall be as set forth in Article III, Sections 1, 2, 3 and 4 of the By-Laws (and as such Sections shall exist from time to time) and such Article III, Sections 1, 2, 3 and 4 of the By-Laws, or any provision thereof, shall be amended, altered, changed or repealed only by the affirmative vote of shareholders possessing at least three-fourths of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections for Directors, considered for this purpose as one class; provided, however, that the Board of Directors, by a resolution adopted by the Requisite Vote (as defined herein), may amend, alter, change or repeal Sections 1, 2, 3 and 4 of Article III of the By-Laws, or any provision thereof, without the vote of the shareholders.  As used herein, the term "Requisite Vote" shall mean the affirmative vote of at least two-thirds of the Directors then in office plus one Director.

Any Director may be removed from office, but only for cause as hereinafter defined, by the affirmative vote of shareholders possessing at least a majority of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections for Directors, considered for this purpose as one class; provided, however, that if the Board of Directors by a resolution adopted by the Requisite Vote shall have recommended removal of a Director, then the shareholders may remove such Director from office by the foregoing vote without cause.  As used herein, the meaning of "cause" shall be construed to exist only if the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter which has a materially adverse effect on the business of the corporation, and such adjudication is no longer subject to direct appeal.

Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors, may be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum of the Board of Directors, or by a sole remaining Director.  Any Director so elected shall serve until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

The provisions of this Article V, notwithstanding any other provisions of these Restated Articles of Incorporation, shall be amended, altered, changed or repealed only by the affirmative vote of shareholders possessing at least three-fourths of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections for Directors, considered for this purpose as one class.

Notwithstanding the foregoing and the provisions of the By-Laws of the corporation, whenever the holders of any one or more series of Preferred Stock issued by the corporation, pursuant to Article III hereof, shall have the right, voting separately as a class or by series, to elect Directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such Directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

VI.  EFFECT OF HEADINGS

The descriptive headings of the several articles,  parts,  paragraphs  and subdivisions in these Restated  Articles  of  Incorporation  were  formulated, used and inserted herein for convenience only  and  shall  not  be  deemed  to affect the meaning or construction of any of the provisions hereof.

VII.  REGISTERED HOLDERS

The corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

VIII.  REGISTERED OFFICE AND AGENT

The address of the registered office  of  the  corporation  is  700  North Adams Street, P. 0. Box 19001, Green Bay, Wisconsin 54307 and the name of  its registered agent at such address  is  J.  H.  Liethen.  (R.  H.  Knuth  became registered agent on July 2, 1979.)

ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
WISCONSIN PUBLIC SERVICE CORPORATION

Pursuant to Sections 180.0602 and 180.1002
of the Wisconsin Business Corporation Law.

The undersigned officer of Wisconsin Public Service Corporation, a corporation organized and existing under and by virtue of the laws of the State of Wisconsin, does hereby certify:

FIRST:         The name of the corporation is WISCONSIN PUBLIC SERVICE CORPORATION (the "Corporation").

SECOND:   The Board of Directors of the Corporation, at a meeting duly called, held and convened on June 9, 1993, at which a quorum was present and voting, did adopt a resolution authorizing the creation of a series of Preferred Stock to be known as Preferred Stock, 6.88% Series, and the following is a true copy of the original of said resolutions:

RESOLVED, that a new series, the distinguishing designation of which new series is "6.88% Series" of the presently authorized but unissued Preferred Stock, of the par value of One Hundred Dollars ($100.00) per share, of this Corporation be and it hereby is established upon the terms as set forth in the following paragraph (6) which, pursuant to paragraph D(3) of Article III of the Restated Articles of Incorporation of this Corporation, as amended, shall be deemed added to Part D of said Article III:

(6)            Variable Terms of 6.88% Series

(a)           The number of authorized shares of the Preferred Stock, 6.88% Series, is One Hundred Fifty Thousand (150,000) shares.

(b)           The dividend rate applicable to the Preferred Stock, 6.88% Series, shall be six and eighty-eight one-hundredths percent (6.88%), as a percentage of the $100.00 par value thereof, per annum or $6.88 per share per annum, and the date from which such dividends shall be cumulative shall be the date of first original issue of shares of the 6.88% Series.  The first dividend payment date shall be August 1, 1993.

(c)           The Preferred Stock, 6.88% Series, shall not be redeemable prior to June 1, 2003.  On or after June 1, 2003, the Preferred Stock, 6.88% Series, shall be redeemable, in whole or in part, on any date in the manner provided in paragraph C(11), at a redemption price equal to $100 per share and the amount of dividends accumulated and unpaid thereon at the date of redemption and a redemption premium per share as follows:

Redemption
Redemption Date	Premium
On or after June 1, 2003 and prior to June 1, 2004	$3.44
On or after June 1, 2004 and prior to June 1, 2005	$3.10
On or after June 1, 2005 and prior to June 1, 2006	$2.75
On or after June 1, 2006 and prior to June 1, 2007	$2.41
On or after June 1, 2007 and prior to June 1, 2008	$2.06
On or after June 1, 2008 and prior to June 1, 2009	$1.72
On or after June 1, 2009 and prior to June 1, 2010	$1.38
On or after June 1, 2010 and prior to June 1, 2011	$1.03
On or after June 1, 2011 and prior to June 1, 2012	$0.69
On or after June 1, 2012 and prior to June 1, 2013	$0.34
On June 1, 2013 and thereafter	None

(d)  The preferential amount payable with respect to shares of the Preferred Stock, 6.88% Series, in the event of voluntary liquidation, dissolution or winding up, as generally provided in paragraph C(2), shall be an amount equal to the redemption price applicable at the date of distribution, as set forth in the preceding subdivision (c); and the preferential amount payable with respect to shares of the Preferred Stock, 6.88% Series, in the event of involuntary liquidation, dissolution or winding-up, as generally provided in paragraph C(2), shall be an amount equal to $100 per share and accumulated unpaid dividends (whether or not earned or declared) to the date of distribution.

(e)  No sinking fund or redemption or purchase account, and no privilege of conversion, is established hereby in respect to the shares of the Preferred Stock, 6.88% Series.

(f)  The shares of Preferred Stock, 6.88% Series, shall have the same voting rights, and shall be subject to the same limitations of voting rights, as are set forth in paragraphs (6), (7), (8) and (9) of Part C of this Article III, which paragraphs are hereby incorporated herein by reference.  The shares of Preferred Stock, 6.88% Series, shall not be subject to the provisions of Section 180.1150 of the Wisconsin Business Corporation Law.

THIRD:        The  number  of   shares   of   Preferred   Stock,   6.88%   Series,   created is 150,000.

FOURTH:    None  of  the  shares  of   Preferred   Stock,   6.88%   Series,   have   been issued.

FIFTH:         The amendment set forth above was adopted on June 9, 1993.

SIXTH:         The aforementioned amendment of the restated Articles of Incorporation of the Corporation, as previously amended, was adopted by the Board of

Directors of the Corporation in accordance with Section 180.1002 of this Wisconsin Business Corporation Law, and shareholder action was not required.

IN WITNESS WHEREOF, these Articles of Amendment are made under the seal of said Wisconsin Public Service Corporation, and signed by Robert D. Valesano, its Vice President this 9th day of June, 1993.

/s/ Robert D. Valesano
[Corporate Seal]	Robert D. Valesano, Vice President

Attest:	/s/ Robert H. Knuth
Robert H. Knuth, Secretary

This document was drafted by Michael S. Nolan of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.